SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant  ☒                            Filed by a party other than the registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

FUEL SYSTEMS SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box.):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule, or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

780 Third Avenue; Floor 25

New York, NY 10017

April     , 2010

To our Stockholders:

You are cordially invited to attend the Fuel Systems Solutions, Inc. annual meeting of stockholders at 9:30 a.m. EDT on Wednesday, May 19, 2010 in Conference Room 19 A/B at the offices of Day Pitney LLP, 7 Times Square, 20th floor, New York, New York 10036. The attached Notice of Annual Meeting and Proxy Statement describes all known items to be acted upon by stockholders at the meeting and describes certain other details related to the meeting.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares by completing, signing, dating and returning the enclosed proxy card by mail, or you may vote by telephone or electronically through the Internet, as further described on the proxy card. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

Attendance at the meeting is limited to stockholders or their proxy holders and Fuel Systems guests. If you are a registered stockholder and plan to attend the annual meeting, you will be required to present the detachable bottom portion of the enclosed proxy form to gain admission. If you hold shares through a broker or other nominee, you will be required to present a current statement from that institution showing a Fuel Systems stockholding or the non-voting portion of the voting instruction form you may receive through that entity. Please note that the document evidencing your stockholdings to be used to gain entry to the meeting is non-transferable.

Please vote your shares promptly and join us at the meeting.

Sincerely,

Mariano Costamagna Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2010 annual meeting of stockholders of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) will be held in Conference Room 19 A/B at the offices of Day Pitney LLP, 7 Times Square, 20th floor, New York, New York 10036, on May 19, 2010, beginning at 9:30 a.m. Eastern Daylight Time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	to elect two directors;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s accountants for fiscal year 2010;

(3)	to approve the continuation of the stockholder rights agreement;

(4)	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 31, 2010 are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the enclosed proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record-holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

By Order of the Board of Directors,

Matthew Beale
President, Chief Financial Officer and Secretary

April     , 2010

New York, New York

YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on

May 19, 2010:

The proxy statement and annual report to shareholders are available at

http://phx.corporate-ir.net/staging/phoenix.zhtml?c=109507&p=proxy.

i

OFFICES OF DAY PITNEY, LLP

7 TIMES SQUARE, 20TH FLOOR

NEW YORK, NEW YORK 10036

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 19, 2010

PROXY STATEMENT

The Board of Directors of Fuel Systems Solutions, Inc. (the “Company” or “Fuel Systems”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on May 19, 2010, beginning at 9:30 a.m., in Conference Room 19 A/B at the offices of Day Pitney LLP, 7 Times Square, 20th floor, New York, New York 10036, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, a proxy card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are being mailed to stockholders on or about April     , 2010. The fiscal year ended December 31, 2009 is referred to as “fiscal 2009” in this proxy statement.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2010 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on March 31, 2010, and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The notice of annual meeting, proxy statement and proxy are first being mailed to stockholders on or about April 9, 2010.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers for fiscal 2010 and other information that the Securities and Exchange Commission (the “SEC”) requires us to provide annually to our stockholders.

How may I obtain Fuel Systems’ Form 10-K and other financial information?

A copy of our 2009 Annual Report, which includes our 2009 Form 10-K, is enclosed.

Stockholders can access the 2009 Form 10-K, our other filings with the SEC and our corporate governance and other information on the investor relations page of our website at www.fuelsystemssolutions.com.

Stockholders may request another free copy of our 2009 Annual Report, which includes our 2009 Form 10-K, from:

Fuel Systems Solutions, Inc.

Attn: Secretary

780 Third Avenue 25th Floor

New York, NY 10017

(646) 502-7170

We will also furnish any exhibit to the 2009 Form 10-K if specifically requested.

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of annual meeting. In addition, management will respond to appropriate questions from stockholders.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on March 31, 2010, which is referred to herein as the Record Date, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of Fuel Systems common stock you owned as of the Record Date on each matter considered at the meeting. As of the Record Date, there were 17,628,935 shares of the Company’s common stock outstanding and eligible to vote. There is no cumulative voting.

Who can attend the meeting?

All stockholders as of the Record Date, or their duly appointed proxies, may attend the meeting. Fuel Systems guests may also attend the meeting. If seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the enclosed proxy card.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of one-third of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting the conduct of business at the meeting. As of the Record Date, 17,628,935 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least [open] votes will be required to establish a quorum.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

Stockholders may vote by attending the annual meeting and voting in person. In addition, each stockholder may vote by proxy by using the enclosed proxy card. When you return a proxy card that is properly signed and completed, the shares of Common Stock represented by your proxy will be voted as you specify on the proxy card. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares in accordance with the recommendations of the Board. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing with the Secretary of the Company a notice of revocation or another proxy bearing a later date or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

Who is bearing the costs of soliciting these proxies?

The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telecopy and telephone and personally by a few officers and regular employees of the Company who will not receive additional compensation for such solicitation. Brokers, banks and other nominees will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The Board recommends a vote FOR the election of each of the directors nominated, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2010 and FOR the approval of the continuation of the stockholder rights agreement.

Will stockholders be asked to vote on any other matters?

To the knowledge of the Company and its management, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the persons named as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to elect directors?

Directors are elected by a plurality of the votes cast at the meeting, which means that the two nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. Each share of our common stock is entitled to one vote for each of the director nominees. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

What vote is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for fiscal year 2010?

Ratification of the appointment of the independent registered public accounting firm for fiscal 2010 requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against ratification.

What vote is required to approve the continuation of the stockholder rights agreement?

Approval of the continuation of the stockholder rights agreement requires the affirmative vote of holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the annual meeting. Abstentions would have the same effect as a vote against continuation.

How are votes counted?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”

Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting. Abstentions are considered votes cast and thus have the same effect as votes against the matter. The Company has supplied copies of its proxy materials for its 2010 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record, and they have the responsibility to send these proxy materials to you.

If you hold shares registered in the name of a broker or other nominee you may generally only vote pursuant to the instructions given to you by your broker or other nominee. If you hold shares registered in the name of a broker or other nominee, generally the nominee may only vote your shares as you direct the nominee, pursuant to the instructions given to you by the nominee. However, if the nominee has not timely received your directions, the nominee may vote on matters for which it has discretionary voting authority.

If you are a beneficial owner and your broker, bank or other nominee holds your shares in its name, the broker, bank or other nominee is permitted to vote your shares on the election of directors, even if the broker, bank or other nominee does not receive voting instructions from you.

Can the annual meeting be adjourned?

Any adjournment of the annual meeting may be made without notice, by approval of the holders of a majority of the shares of Fuel Systems common stock present in person or represented by proxy at the annual meeting, whether or not a quorum exists. In the event that a quorum is not present at the time the annual meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the annual meeting and the persons named in the enclosed proxy will vote all shares of common stock for which they have voting authority in favor of such adjournment.

What happens if a nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, the individuals named on the proxy card will vote your shares for that other person.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the results in a current report on Form 8-K to be filed within four business days of the annual meeting.

PROPOSALS SUBMITTED FOR STOCKHOLDERS VOTE

ITEM 1—ELECTION OF DIRECTORS

Fuel Systems’ Board of Directors oversees the business and other affairs of Fuel Systems and monitors the performance of management. In accordance with corporate governance principals, non-employee members of the Board do not involve themselves in the day-to-day operations of Fuel Systems. Board members keep themselves informed through discussions with the Chief Executive Officer, President, other key executives and the Company’s principal external advisors (such as legal counsel, independent public accountants and other consultants), by reading reports and other materials that are sent to them and by participating in Board meetings.

Board members are divided into three classes. The term of service for each class expires in a different year, with each director serving a term of three years, or until a successor is elected. As of March 31, 2010, seven individuals were serving on the Board. Nonetheless, the proxy you give to the Company for the 2010 annual meeting cannot be voted for more than two directors.

The Board’s Nominating and Corporate Governance Committee has nominated Messrs. Di Toro and Nall as directors to be elected at the annual meeting. Certain information regarding these nominees and each of the other directors is set forth below beginning on page 7. If you elect them, Messrs. Di Toro and Nall will hold office until the annual meeting in 2013, or until their respective successors have been duly elected and qualified. Each nominee has indicated that he will serve if elected and the Company knows of no reason why any of these nominees may be unable to serve as a director. If a nominee is unable to serve, your proxy may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out a complete term, or the Board increases the number of directors, the Board may fill the vacancy through a majority vote of those serving at that time.

The Board of Directors recommends a vote “FOR” the election of Messrs. Di Toro and Nall.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Composition

Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of seven members. Any additional directorships resulting from an increase in the number of directors may only be filled by a vote of a majority of the directors then in office. The term of office for each director will be until his successor is elected and qualified or until his earlier death, resignation or removal. Elections for directors will be held annually.

The following table sets forth information concerning our directors as of April 1, 2010. Some background information on our officers and directors, and a brief explanation of the specific experience, attributes or skills that we considered at the time of their most recent nomination, follow.

Name	Age	Position
Mariano Costamagna	58	Chief Executive Officer and Director

Norman L. Bryan	68	Director, member of our Audit and Nominating and Corporate Governance Committees

Marco Di Toro	48	Director, member of our Nominating and Corporate Governance Committee

Douglas R. King	67	Director, member of our Audit and Nominating and Corporate Governance Committees

James W. Nall	61	Director, member of our Audit and Compensation Committees

William J. Young	67	Director, member of our Compensation Committee

Aldo Zanvercelli	70	Director, member of our Compensation and Nominating and Corporate Governance Committees

Mariano Costamagna, 58, has served as a director of Fuel Systems since June 2003. On January 1, 2005, he became the Company’s Chief Executive Officer. He is also the Managing Director and Chief Executive Officer of M.T.M., S.r.L., a subsidiary of BRC and an Italian limited liability company formed in 1977 and headquartered in Cherasco, Italy. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna became a director in connection with the Company’s acquisition of the initial 50% of the equity interest of BRC and later became the Company’s Chief Executive Officer in connection with the acquisition of the remaining 50% of BRC. Mr. Costamagna is the brother of Pier Antonio Costamagna, who is the Managing Director of BRC and Director of Mechanical Engineering of MTM. Mr. Costamagna’s term as a director expires at our annual meeting in 2012. Mr. Costamagna’s over 30 years of experience in the alternative fuels industry and entrepreneurial skills were important factors contributing to his nomination as a director.

Norman L. Bryan, 68, has served as a director of Fuel Systems since November 1993. He is our Lead Director, Chair of our Nominating and Corporate Governance Committee, and a member of our Audit Committee. He has been a consultant since January 1995. Mr. Bryan was employed as the Senior Vice President of Sales and Marketing of EIT, Inc., an electric meter manufacturing company, from October 1998 to July 2002. Prior to retiring in 1994 from Pacific Gas and Electric Company, he was Vice President, Marketing from February 1993 until December 1994, and was Vice President, Clean Air Vehicles from February 1991 to February 1993. Mr. Bryan holds an M.S. degree in business from Stanford University and a B.S.M.E. degree in mechanical engineering from California State University in San Jose. Mr. Bryan is also an advisory board member of the Institute of Transportation Studies at the University of California, Davis. Mr. Bryan’s term expires at our annual meeting in 2011. Mr. Bryan’s leadership experience in the electric and natural gas utility industry and knowledge of the natural gas vehicle market were important factors contributing to his nomination as a director.

Marco Di Toro, 48, has served as a director of Fuel Systems since April 1, 2005 and currently serves on our Nominating and Corporate Governance Committee. He has been a partner in the law firm of Grosso, de Rienzo, Riscossa e Associati in Turin, Italy since 1994. Mr. Di Toro holds a law degree from Università Cattolica del Sacro Cuore, Milan (Catholic University of Sacred Heart of Jesus, Milan). Mr. Di Toro’s term expires at our annual meeting in 2010. Mr. Di Toro’s knowledge of Italian and international business law were important factors contributing to his nomination as a director.

Douglas R. King, 67, has served as a director of Fuel Systems since April 2006 and currently serves as Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee. Mr. King is a Certified Public Accountant with significant experience in the accounting industry, including over 30 years of auditing experience at Ernst & Young LLP where he served in various capacities in multiple offices. Most recently, Mr. King served as the Managing Partner of the San Francisco Office of Ernst & Young LLP from 1998 until his retirement in 2002. Currently, Mr. King is a member of the Board of Directors of ASSIA, Inc., a privately held technology company; a member of the Board of Directors, Chairman of the Audit Committee and member of the Executive Compensation Committee of SJW Corp; and a member of the Board of Directors, Chairman of the Audit Committee and member of the Corporate Governance Committee of Silicon Graphics International Corp., a public company. Mr. King’s term expires at our annual meeting in 2011. Mr. King’s extensive auditing experience and management skills were important factors contributing to his nomination as a director.

James W. Nall, 61, has served as a director of Fuel Systems since May 2008 and currently serves on our Audit and Compensation Committees. Mr. Nall is a Certified Public Accountant with significant experience in the accounting and finance industry. Mr. Nall is currently serving as a tax commissioner for the State of New Jersey, a position he has held since July 2005. Prior to Mr. Nall’s appointment as tax commissioner by the governor of New Jersey, he was executive vice president and chief financial officer of New Jersey-based Hudson United Bancorp, a multi-billion dollar financial institution listed on the New York Stock Exchange, from September 2003 until its sale to TD Banknorth Inc. in January 2006. Mr. Nall also served as a member of the board of directors and as chairman of the audit committee of Interaudi Bank, a $1 billion private bank based in New York, from April 2003 to April 2004. Mr. Nall’s experience also includes serving for more than eighteen years as a partner with Arthur Andersen LLP. Mr. Nall earned a Masters of Business Administration in professional accounting from Rutgers University. Mr. Nall’s term expires at our annual meeting in 2010. Mr. Nall’s public accounting skills and experience as a finance executive for public and private companies were important factors contributing to his nomination as a director.

William J. Young, 67, has served as a director of Fuel Systems since August 2008 and currently serves as Chairman of our Compensation Committee. Mr. Young has over 30 years of experience in the automotive industry, most recently, serving as a director for Oregon-based Lithia Motors, a billion dollar automotive retailer listed on the New York Stock Exchange from March 1997 until July 2008. Mr. Young also served as executive director of J.D. Power and Associates, a global marketing information services firm specializing in consumer research for the automotive industry, from September 2003 through February 2008. From 1994 through July 2000, Mr. Young was the Chairman, President and Chief Executive Officer of Advanced Machine Vision Corporation, operating in the machine vision industry. Prior to 1994, Mr. Young served with Volkswagen of America in various capacities for a period of 18 years, most recently as its President and Chief Executive Officer. Mr. Young also has extensive experience as an independent automotive marketing consultant. Mr. Young’s term expires at our annual meeting in 2012. Mr. Young’s automotive industry experience and marketing skills were important factors contributing to his nomination as a director.

Aldo Zanvercelli, 70, became a director of Fuel Systems in August 2006 and currently serves on our Compensation and Nominating and Corporate Governance Committees. Mr. Zanvercelli holds a degree in electrical engineering and has significant international business and manufacturing experience, including over 30 years of experience at Alenia Aeronautica where he served in various engineering, design and managerial capacities. In 2000, Mr. Zanvercelli formed the consulting and formation group, Intesis S.r.L., which focuses on inventions for the innovation and development of company organizational systems. Mr. Zanvercelli’s term expires at our annual meeting in 2012. Mr. Zanvercelli’s over 30 years of manufacturing experience in Italy and internationally were important factors contributing to his nomination as a director.

Independent Directors

The Board of Directors has determined that Messrs. Bryan, Di Toro, King, Nall, Young and Zanvercelli are “independent” under NASDAQ rules.

Number of Meetings of the Board of Directors

The Board held sixteen meetings during 2009. Directors are expected to attend Board meetings and meetings on committees for which they serve, and to spend time needed and meet as frequently as necessary to properly discharge their responsibilities. The standing committees of the Board held an aggregate of 23 meetings during the year. Each director attended at least 90% of the aggregate number of meetings of the Board and the Board committees for which he served as a director in 2009. We do not currently have a policy that requires all of our directors to attend our annual stockholder meeting. However, all of our directors attended our 2009 annual meeting.

The Company requires the non-management directors to meet in executive sessions on a periodic basis without management. The Company’s lead director presides at the executive sessions of non-management directors.

Committees

Audit Committee. Current members of the Audit Committee are Mr. King (Chair), Mr. Bryan and Mr. Nall. The Board of Directors has determined that Mr. King is an Audit Committee Financial Expert within the current rules of the Securities and Exchange Commission. The Audit Committee reviews with the Company’s independent registered public accountants the scope, results and costs of the annual audit and the Company’s accounting policies and financial reporting. The Audit Committee met twelve times during the year ended December 31, 2009. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Audit Committee are “independent” under NASDAQ rules and meet the requirements in SEC rules.

Compensation Committee. Current members of the Compensation Committee are Mr. Young (Chair), Mr. Nall and Mr. Zanvercelli. The function of the Compensation Committee is to consider and propose executive compensation policies and to submit to the Board of Directors reports recommending compensation to be paid to the Company’s executive officers. All of the members of the Compensation Committee are “independent” under NASDAQ rules. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The Compensation Committee met six times during 2009.

Nominating and Corporate Governance Committee. Current members of the Nominating and Corporate Governance Committee are Mr. Bryan (Chair), Mr. Di Toro, Mr. King and Mr. Zanvercelli. The Nominating and Corporate Governance Committee is responsible for recruiting and recommending candidates for membership on the Board of Directors. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com under the caption “Corporate Governance”. The members of the Nominating and Corporate Governance Committee are “independent” under NASDAQ rules. The Nominating and Corporate Governance Committee met five times during 2009.

Board Leadership Structure and Oversight of Risk

Our Board of Directors is responsible for providing oversight of the affairs of the Company. Our Board of Directors has adopted Corporate Governance Principles, which outline our corporate governance policies and procedures, including, among other topics, director responsibilities, Board committees, management succession and performance evaluations of the Board.

Our Board leadership structure currently consists of shared responsibility between a lead director and a Chief Executive Officer. Our Corporate Governance Principles provide that in the event there is a Chairman of the Board, the positions of Chairman and Chief Executive Officer are to be held by separate individuals. If there is no Chairman of the Board, the Corporate Governance Principles require that there be a lead director. The Company currently has no Chairman of the Board. Since January 1, 2005, Mariano Costamagna has served as the Chief Executive Officer of the Company. Norman L. Bryan is the lead director of the Board who, in accordance with the Corporate Governance Principles, meets the independence requirements of NASDAQ. The lead director, among other responsibilities, works with the Chief Executive Officer and the Board to prepare Board meeting agendas and schedules, acts as liaison to other independent members of the Board, and in conjunction with our Chief Executive Officer presides at Board meetings.

We believe that the current Board leadership structure is an appropriate structure for the Company and its shareholders at this time. The sharing of responsibilities between the Chief Executive Officer and the lead director allows, on the one hand, the Chief Executive Officer to focus his energy on strategy and management of the Company and its operating subsidiaries, and on the other hand, the Board to focus on oversight of strategic planning and risk management of the Company.

As explained above, our Board of Directors has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Our Audit Committee is responsible for overseeing certain accounting related aspects of the Company’s risk management processes while our full Board of Directors focuses on overall risk management. The Audit Committee and the full Board of Directors focus on what they believe to be the most significant risks facing the Company and the Company’s general risk management strategy, and also attempt to ensure, together with the Chief Executive Officer, that risks undertaken by the Company are consistent with the Board’s appetite for risk. While the Board of Directors oversees the Company’s risk management, company management is responsible for day-to-day risk management processes. We believe this division of responsibilities at the present time is an appropriate approach for addressing the risks facing our Company and that our Board leadership structure supports this approach. We can offer no assurance that this structure, or any other structure, will be effective in all circumstances.

Stockholder Communication With The Board

Stockholders may communicate concerns to any director, Board committee member or the entire Board by writing to the following address: Fuel Systems Solutions, Inc., 780 Third Avenue 25th Floor New York, NY 10017, attention Corporate Secretary. Please specify to whom your correspondence should be directed. The Corporate Secretary will promptly forward all correspondence to the relevant director, committee member or the full Board as indicated in the correspondence.

Procedure for Stockholder Recommendations for Director Nominees

The Nominating and Corporate Governance Committee has no formal policy with respect to consideration of stockholder recommended director candidates but will consider various potential candidates for director that may come to the Committee’s attention through current Board members, professional search firms, stockholders and other persons. There have been no changes to this process. The Board of Directors believes it is appropriate not to establish a formal policy in light of the absence of any stockholder recommended director candidates in the past. Diversity is one of the factors that the Nominating Committee considers in identifying nominees for director. In selecting director nominees the Nominating Committee considers, among other factors, (1) the competencies and skills that the candidate possesses and the candidate’s areas of qualification and expertise that would enhance the composition of the Board, and (2) how the candidate would contribute to the Board’s overall balance of expertise, perspectives, backgrounds and experiences in substantive matters pertaining to the Company’s business. The Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees. The Nominating and Corporate Governance Committee has not established any minimum qualifications for directors, but identifies and evaluates each candidate on a case-by-case basis including an evaluation of business and professional background, history of leadership or contributions to other organizations, function skill set and expertise, general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly-traded company in today’s business environment and other Board service. The Nominating and Corporate Governance Committee has, however, adopted Corporate Governance Principles, a copy of which is available on the Company’s website at www.fuelsystemssolutions.com. The Nominating and Corporate Governance Committee adopted in March 2010 minimum stockholding requirements for directors: directors must hold 2,000 shares of Fuel Systems Common Stock within two years of adoption of the requirement or, with respect to newly elected directors, within two years of election to the Board.

Code of Ethics

Our Code of Business Conduct and Ethics applies to all directors, officers and employees, including our Chief Executive Officer, our Chief Financial Officer and our Chief Accounting Officer. You can find a copy of our Code of Business Conduct and Ethics on our website at www.fuelsystemssolutions.com. We will post any amendments to the Code of Business Conduct and Ethics on our website.

Director Compensation

From January 1, 2009 to December 31, 2009, the payment structure was as follows for our independent directors:

•	$20,000 one-time restricted stock grant to new independent Board members;

•	$10,000 cash to each independent Board member as one-third of the annual director fee;

•	$20,000 annual restricted stock grant to each independent Board member as two-thirds of the annual director fee;

•	$10,000 cash to the Lead Director as an annual fee;

•	$10,000 cash to the Audit Committee Chairman as an annual fee;

•	$5,000 cash to the Compensation Committee Chairman as an annual fee;

•	$5,000 cash to the Nominating and Corporate Governance Committee Chairman as an annual fee;

•	$2,500 cash to Audit Committee members as an annual fee;

•

$2,500 cash to each non-employee director per day of Board meetings attended in person if the Board meeting is held in the director’s home country. (In addition, the Company will pay $7,500 cash to each non-employee director for each Board meeting attended in person, if the meeting is not held in the director’s home country. The $7,500 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts);

•

$2,500 cash for the first Board meeting attended telephonically in a calendar year by an independent Board member, and $1,250 for any subsequent Board meeting attended telephonically in the same calendar year;

•

$1,000 cash for all committee meetings or Company meetings attended in person by an independent Board member (If there is more than one committee meeting per day or per visit, the $1,000 covers all meetings);

•	$500 cash for all committee meetings attended telephonically per day (or per “visit”) by an independent Board member;

•	$500 cash for a Board or committee call to complete specific Board or committee business by an independent Board member; and

•	$0 for informational or update calls.

Effective January 1, 2010, the Board determined to pay $3,500 cash to each non-employee director per day of Board meetings attended in person if the Board meeting is held in the director’s home country (an increase from $2,500 per day). In addition, the Company will pay $9,000 cash to each non-employee director for each Board meeting attended in person, if the meeting is not held in the director’s home country (an increase from $7,500). The $9,000 fee is a flat fee that is payable only once per meeting, no matter how long the meeting lasts. The Board also determined to pay $1,250 for all telephonic Board meetings (thereby decreasing the fee for the first meeting from $2,500) and extended the vesting of the annual restricted stock grant awarded at an annual meeting from December 31 of the same year to the day before the next annual meeting.

At this time, the Board has determined that all of our non-employee directors are also independent directors. In the event that new directors join our Board who are not employees but who do not qualify as independent, the Board may revisit this compensation structure as it applies to non-employee directors who are not independent.

Special Committee Compensation

In 2009, our Board of Directors created a special committee to review the Company’s financing structure. This special committee consisted of Messrs. Bryan (as Chairman), King and Zanvercelli. Due to the intensive amount of work required of the special committee members, the Compensation Committee recommended to the Board and the Board approved additional payments to the special committee members. Mr. Bryan received $10,000 per month to serve as chairman of the special committee. Messrs. King and Zanvercelli received one-time payments of $5,000 each for their service. In addition, all three of the special committee members received $1,000 for each in-person committee meeting or telephonic meeting.

Participation in the Deferred Compensation Plan

In addition, non-employee directors are eligible to participate in our deferred compensation plan pursuant to which they may elect to defer a portion of their fees, which are invested in shares of our common stock. Until the middle of 2009, the Company matched 50% of the participant’s contribution up to an annual maximum of $12,500, which has been invested in shares of our common stock acquired in the open market and those shares become subject to vesting provisions. The Company no longer matches participant’s contributions.

As of December 31, 2009, Mr. Bryan was fully vested in the shares purchased through the deferred compensation plan with Company matching funds, Mr. Di Toro was 75% vested in the shares purchased through the deferred compensation plan with Company matching funds, Mr. King was 50% vested in the shares purchased through the deferred compensation plan with Company matching funds and Mr. Nall was not vested in any shares purchased through the deferred compensation plan with Company matching funds.

2009 Director Compensation Table

The following table sets forth a summary of the compensation earned by our directors pursuant to our director compensation policy for the year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	All Other Compensation ($) (3)	Total ($)
Norman L. Bryan	$72,350	$20,000	$969	$93,219
Marco Di Toro	58,250	20,000	5,250	83,500
Douglas R. King	65,500	20,000	—	85,500
James W. Nall	56,750	20,000	7,813	84,563
William J. Young	53,750	20,000	—	73,750
Aldo Zanvercelli	58,750	20,000	—	78,750

(1)	Each non-employee director receives an annual restricted stock grant with a grant date fair value of $20,000 on the day of our annual stockholder meeting. All directors received this restricted stock grant on August 27, 2009 and all of the grants vested in full on December 31, 2009.

(2)	As of December 31, 2009, Mr. Nall had 710 shares of unvested restricted stock outstanding and Mr. Young had 316 shares of unvested restricted stock outstanding. No other directors held unvested restricted stock as of that date. See Note 11 of the notes to the consolidated financial statements included in our Annual Report on Form 10-K filed on March 5, 2010 (“2009 Form 10-K”) for a discussion of the calculation of the fair value of the restricted stock awards granted in 2009.
(3)	All Other Compensation represents the Company’s matching contribution for directors who elected to defer their director fees into our deferred compensation plan prior to the termination of the matching program.

Report Of The Audit Committee

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.

The Audit Committee has

•	reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2009 with management and with the independent registered public accountants.

•

discussed with the independent registered public accountants the matters required to be discussed by the Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance”, as currently in effect (which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61, “Communications with Audit Committees”);

•

received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with audit committees concerning auditor independence, and has discussed the independence of the independent registered public accountants with that firm; and

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants. The Audit Committee serves an oversight role where it receives information from, consults with and provides its views and directions to management and the independent registered public accountants on the basis of the information it receives and the experience of its members in business, financial and accounting matters.

April , 2010	The Audit Committee

Douglas R. King, Chair
Norman L. Bryan
James W. Nall

The foregoing report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

EXECUTIVE OFFICERS

The following table sets forth information concerning our officers and directors as of February 1, 2010. Some background information on our officers follows:

Name	Age	Position
Mariano Costamagna	58	Chief Executive Officer and Director

Matthew Beale	43	President, Chief Financial Officer and Secretary

Michael Helfand	50	Senior Vice President Finance and Chief Accounting Officer

Roberto Olivo	55	Chief Operational Officer

Pier Antonio Costamagna	57	Managing Director of BRC and Director of Mechanical Engineering of MTM

Richard Nielsen	53	General Manager of IMPCO

Marco Semandi	44	Marketing Director of MTM

Mariano Costamagna, 58, has served as a director of Fuel Systems since June 2003 and as Cief Executive Officer since January 1, 2005. His background is set forth under the director table.

Matthew Beale, 43, became our Chief Financial Officer in May 2009 and our President and Secretary in May 2008. Previously, Mr. Beale had been serving as our Vice President of Business Development since February 2007. Prior to joining Fuel Systems, Mr. Beale served as managing director for CVS Partners, a corporate advisory firm focused on mergers, acquisitions and financings, based in Milan and London, starting in 2005. From 2000-2004, he served as vice president in the Milan office of Citigroup, providing corporate finance advisory services for private bank clients. Previously, his career included mergers and acquisitions and acquisition finance positions with JP Morgan in Milan and London. He earned a Bachelor of Arts degree in English from London University and a diploma in accounting and finance from the London School of Economics, as well as a Master of Business Administration from Instituto de Estudios Superiores de la Empresa (IESE), Barcelona, Spain. His foreign language proficiency includes Italian and Spanish.

Michael Helfand, 50, became our Senior Vice President Finance and Chief Accounting Officer in May 2009. Prior to joining Fuel Systems, and beginning in 2003, Mr. Helfand was a finance and accounting consultant serving clients in matters related to SEC registration material preparation; Sarbanes-Oxley engagements; and financial review and systems development. From 2007 to 2008, he has served as the Interim Chief Financial Officer of Rothschild North America, Inc., a global investment bank. From 2006 to 2007, Helfand was the Executive Vice President of Finance and Interim CEO at WRC Media, Inc., a publishing company. Prior to consulting, he was Executive Vice President and CFO of Vestcom International, a NASDAQ company, from 1999 to 2003 and of World Color Press, a New York Stock Exchange company, in 1998. In addition, Helfand held various roles of increasing responsibility including Vice President and Assistant Controller at ABC, Inc., a division of the Walt Disney Company.

Roberto Olivo, 55, became our Chief Operational Officer on January 1, 2009. Mr. Olivo had been serving as our general manager of IMPCO since September 2007, a role which Mr. Olivo had been serving as acting general manager of IMPCO since May 2007. Prior to working for IMPCO, and beginning in 2000, Mr. Olivo was an independent management consultant specializing in the automotive industry. In this capacity, he worked on several projects for Fuel Systems’ BRC subsidiary as well as clients such as Fiat, Ferrari Maserati Group and Daimler Chrysler. His professional career also includes extensive experience within the broader transportation and industrial sectors. He earned a Bachelor of Science degree in electrical engineering from Politecnico di Torino, Italy, and is proficient or fluent in Italian, English, German, French, Dutch/Flemish and Spanish.

Pier Antonio Costamagna, 57, has served as the Director of Mechanical Engineering of MTM, S.r.L., a wholly owned subsidiary of BRC, since its formation in 1977. Mr. Costamagna has also served as Managing Director of BRC, one of our wholly owned subsidiaries, since the company was established in 2001. MTM develops, manufactures and installs alternative fuel systems and components under the BRC Gas Equipment trademark. Mr. Costamagna and his family founded MTM in 1977, and Mr. Costamagna has served as MTM’s principal executive officer since that time. Mr. Costamagna is the brother of Mariano Costamagna, the Chief Executive Officer of Fuel Systems.

Richard Nielsen, 53, became our General Manager of IMPCO on January 1, 2009. He originally joined IMPCO in 1998, and has served in various roles of increasing responsibility, most recently as Director of Sales and Marketing. Prior to working for IMPCO, Mr. Nielsen worked in various sales, marketing and training positions within Superior Propane, Canada’s largest propane wholesaler and retailer. Mr. Nielsen began his automotive career at Advanced Automotive, one of Canada’s leading automotive conversion facilities.

Marco Seimandi, 44, is the Marketing Director of MTM, a wholly-owned subsidiary of BRC. He joined MTM in 1996 as Commercial Manager after his previous experience as Regional Commercial Manager of the French automotive component group Valeo. Mr. Seimandi has a PhD in aircraft engineering at Turin Polytechnic in Italy and a specialization in business administration from CEDEP/INSEAD Institute at Fontainebleau in France.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our common stock as of January 31, 2010, as to:

•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding common stock;

•	our Named Executive Officers;

•	each of our directors; and

•	all our directors and executive officers as a group.

Except as otherwise indicated, all of the shares indicated in the table are shares of Fuel Systems common stock and each beneficial owner has sole voting and investment power with respect to the shares set forth opposite his or its name. For the purposes of calculating percentage ownership as of January 31, 2010, 17,625,812 shares were issued and 17,610,320 shares were outstanding, and, for any individual who beneficially owns shares of restricted stock that will vest or shares represented by options that are or will become exercisable within 60 days following January 31, 2010, those shares are treated as if outstanding for that person, but not for any other person. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our common stock pursuant to Section 13(d) or 13(g) of the Securities Act of 1934, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information, which we considered to be accurate and complete. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o Fuel Systems Solutions, Inc., 780 Third Avenue, 25th Floor, New York, NY 10017.

	Shares Beneficially Owned
Name of Beneficial Owner	Number		Percentage
5% Stockholders:
FMR LLC	2,049,601	(1)	11.6%
Invesco	1,635,918	(2)	9.3%
Rainier Investment Management Inc	999,605	(3)	5.7%
Directors and Executive Officers:
Matthew Beale	456	(4)	*
Norman L. Bryan	4,926	(5)	*
Mariano Costamagna	3,347,373	(6)(7)	19.0%
Pier Antonio Costamagna	3,347,373	(7)(8)	19.0%
Marco Di Toro	558	(9)	*
Michael Helfand	—		*
Douglas R. King	3,838	(10)	*
James Nall	1,395	(11)	*
Richard Nielsen	—	(12)	*
Roberto Olivo	1,948	(13)	*
Marco Seimandi	6,000	(14)	*
William Young	1,199	(15)	*
Aldo Zanvercelli	3,926		*
All executive officers and directors as a group (13 persons)	3,371,619	(16)	19.1%

*	Indicates ownership of less than 1% of the Company’s common stock.
(1)	Based on an Amendment to a Schedule 13G Information Statement filed February 16, 2010 by FMR LLC. The Amended Schedule 13G discloses that VIP Mid Cap Portfolio, a wholly-owned subsidiary of FMR, is the beneficial owner of 1,345,217 shares of Fuel Systems common stock. FMR and Edward C. Johnson 3d, the Chairman of FMR, each has sole power to dispose of the shares reported in the table. The address of FMR is 82 Devonshire Street, Boston, MA 02109.
(2)	Based on Schedule 13G Information Statement filed May 8, 2009 by Invesco Ltd. The Schedule 13G discloses that Invesco PowerShares Capital Management LLC, a wholly-owned subsidiary of Invesco Ltd, is the beneficial owner of 1,511,152 shares of Fuel Systems common stock. Invesco and its clients in the PowerShares Wilderhill Clean Energy Portfolio Fund, each have sole power to dispose of the shares reported in the table. The address of Invesco is 1555 Peach Street NE, Atlanta, GA 30309.

(3)	Based on an Amendment to a Schedule 13G Information Statement filed February 12, 2010 by Rainier Investment Management, Inc. Rainier Investment Management, Inc has sole power to dispose of the shares reported in the table. The address of Rainier Investment Management Inc is 601 Union Street, Suite 2801 Seattle, WA 98101
(4)	Does not include 779 shares of unvested restricted stock held by Mr. Beale.
(5)	Does not include 2,370 shares invested in the Company’s deferred compensation plan in Mr. Bryan’s name.
(6)	Pier Antonio Costamagna, Chief Engineering Officer, is the brother of Mariano Costamagna, Chief Executive Officer, President and a director.
(7)	Includes 25,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2010, and 1,604,589 shares held by Pier Antonio Costamagna, to which he disclaims beneficial ownership. Does not include 1,233 shares of unvested restricted stock held by Mr. Costamagna.
(8)	Includes 20,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2010, and 1,742,784 shares held by Mariano Costamagna, to which he disclaims beneficial ownership.
(9)	Does not include 1,547 shares invested in the Company’s deferred compensation plan in Mr. Di Toro’s name.
(10)	Does not include 2,142 shares invested in the Company’s deferred compensation plan in Mr. King’s name.
(11)	Does not include 710 shares of unvested restricted stock held by Mr. Nall or 2,042 shares invested in the Company’s deferred compensation plan in Mr. Nall’s name.
(12)	Does not include 1,055 shares of unvested restricted stock held by Mr. Nielsen.
(13)	Does not include 1,224 shares of unvested restricted stock held by Mr. Olivo and includes 1,000 shares owned by Mr. Olivo’s wife.
(14)	Includes 6,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2010.
(15)	Does not include 316 shares of unvested restricted stock held by Mr. Young.
(16)	Includes an aggregate of 51,000 shares issuable upon exercise of outstanding options that are exercisable prior to or within 60 days following January 31, 2010.

Equity Compensation Plan Information

All of our equity compensation plans have been approved by our stockholders. The following table sets forth information about our common stock that may be issued under our equity compensation plans as of December 31, 2009:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders	66,100	$11.15	550,023
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	66,100	11.15	550,023

(1)	Includes 135,786 shares of common stock available for issuance under our stock option plans, as well as 17,585 and 396,652 shares of restricted stock available for issuance under our 2006 Equity Incentive Plan and 2009 Restricted Stock Plan, respectively. We currently have no intention to issue any stock options under any of our stock option plans in the foreseeable future.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Fuel Systems common stock. Executive officers, directors and owners of greater than 10% of our stock are required by SEC regulations to furnish copies of all Section 16(a) reports they file. Based solely upon a review of the filings furnished pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 or advice that no filings were required, all filing requirements of Section 16(a) were timely complied with during the year ended December 31, 2009, except for the following: the Company failed to assist Messrs. Bryan and Nall in filing their respective Form 4s timely to report one transaction, the purchase of stock under the Company’s deferred compensation plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we discuss certain aspects of our compensation policies as they apply to our Chief Executive Officer, our Chief Financial Officer (current and former) and our three other most highly-compensated executive officers in 2009. For purposes of this disclosure, our three other most highly-compensated executive officers include executive officers at our subsidiaries. We refer to these six individuals throughout as the “Named Executive Officers.” Our discussion and the following tabular disclosure focuses on compensation and policies relating to the year ended December 31, 2009.

Operation of the Compensation Committee

The Compensation Committee is appointed by the Board of Directors to approve and evaluate all of the Company’s compensation programs, policies and plans, as they affect the executive officers. During 2009, the Compensation Committee consisted of three outside, non-employee directors who were considered to be independent under the Nasdaq Marketplace Rules. The Compensation Committee held six meetings in 2009, most of which included “executive sessions” where members of management were not present. As of December 31, 2009, the Compensation Committee comprised of Messrs. Young, Nall and Zanvercelli with Mr. Young being the chairman.

The Compensation Committee is directly responsible for the evaluation of the performance of the Chief Executive Officer, or CEO, and the associated adjustments to the elements of his compensation package, as discussed in more detail below. Each year, the Compensation Committee conducts an evaluation of the CEO and his role in the Company’s performance. The CEO does not participate in any process related to establishing his own pay.

With respect to the executive officers other than the CEO, the Compensation Committee receives compensation recommendations from the CEO and approves or modifies them in the exercise of its judgment based on the Board’s interactions with the Named Executive Officers. Ultimately, the Compensation Committee has full discretion to make compensation decisions for our executive officers, bound only by the Company’s pre-existing contractual obligations.

Compensation Philosophy

Our compensation policies are designed to reward management based on our financial results and therefore take into account our operating results and expectations for continued growth and enhanced profitability. Overall, we seek to provide compensation packages that allow us to retain key executives, while being tailored to the unique characteristics of our Company.

We wish to reinforce the importance of the Company’s continued profitability and revenue growth in our compensation structure. To that end, we established the 2006 Incentive Bonus Plan (the 2006 Plan), and in 2009, we established the 2009 Incentive Bonus Plan and 2009 Restricted Stock Plan (“2009 Plans”) which enable our executives to share in the Company’s financial success. Under the 2006 Plan, a bonus pool could be established only from net profits. Under the 2009 Plans, a bonus pool may be established using other criteria. In addition, we value the concept of rewarding all employees, and not just our executives, for the Company’s successes. Implementing these priorities, our 2006 Incentive Bonus Plan and 2009 Plans permits bonuses to be awarded to any employee at any of our worldwide locations from the bonus pool.

Since the adoption of the 2006 Incentive Bonus Plan and 2009 Plans, we have not provided any incentive compensation, in the form of equity or cash, to our executive officers outside of the plan (other than on an exception basis which are individually negotiated), and we currently do not have any intention to provide any cash or equity incentive compensation outside the plan. We believe our incentive compensation philosophy motivates our executives and our rank and file employees to share the same goal with our stockholders: maximizing profits.

Engagement of a Compensation Consultant

The Compensation Committee has the authority and access to the funds to engage outside compensation consultants to analyze compensation issues as we deem appropriate. The Compensation Committee does not currently use the services of a compensation consultant and did not retain such services in 2009. Total compensation for our key executives, including base salary, bonus incentives and equity awards, is generally targeted at or below the median of our competitive marketplace for executive talent. The Compensation Committee believes that compensation decisions require judgment and should reflect Company and individual performance, in addition to market pay levels and trends. The Committee maintains the flexibility and discretion to establish individual target compensation levels above or below market median practices as experience, performance and contribution warrant.

Elements of Compensation

Compensation for each executive officer for 2009 consisted of a base salary, the opportunity to receive an annual bonus in the form of cash and/or restricted stock under our 2006 and 2009 Incentive Bonus Plans and assorted other benefits and perquisites. We provide a base salary and benefits package that management and the Compensation Committee believe is consistent with market practice which allows us to retain key executives and employees.

The opportunity to receive a cash bonus under the 2009 Incentive Bonus Plan in 2010 and forward focuses our executive officers on short-term performance and provides them with an immediate reward, while the restricted stock grants are long-term incentives designed to encourage the achievement of corporate goals and the growth of stockholder value over the longer term. We prefer to grant restricted stock over stock options to employees as an equity incentive. We have not granted stock options to any employees or directors for several years, and we do not intend to grant any stock options in the foreseeable future. We have not established minimum stock ownership guidelines for our executive officers or adopted a policy requiring them to retain their Fuel Systems stock for any period of time.

Base Salary

The Compensation Committee has the exclusive authority to set the CEO’s compensation. The committee reviews the CEO’s performance annually and, based on this review, it may determine to adjust his compensation, subject to the terms of his employment agreement.

In December 2008, the Company entered into an employment agreement with Mr. Costamagna under which Mr. Costamagna will receive a base salary of no less than $360,000 paid in U.S. dollars and of €100,000 paid in euros (approximately $139,000 converted to U.S. dollars at the average rate for the year ended December 31, 2009) per year. Mr. Costamagna will not receive any other type of compensation as a director, officer, or other position within the Company or with any of its subsidiaries other than being eligible for bonuses under the 2006 Incentive Bonus Plan in 2009 and the 2009 Plans in 2010 and forward.

On January 27, 2010, the Company amended its employment agreement with Mr. Costamagna to change his annual base salary to $145,000 paid in U.S. dollars and €335,000 paid in euros.

Our CEO annually reviews the performance of our other Named Executive Officers and subsequently presents conclusions and recommendations regarding these officers, including proposed salary adjustments, to the Compensation Committee. The committee then makes the final decision regarding any adjustments or awards. The review of performance by the Committee and the CEO of other executive officers is a subjective assessment of each executive’s contribution to Company or division performance, leadership qualities, strengths and weaknesses and the individual’s performance relative to goals set by Mariano Costamagna and the Compensation Committee. The Compensation Committee and the CEO do not systematically assign a weight to the factors they consider, and may, in their discretion, consider or disregard any one factor that, in their discretion is important to or irrelevant for a particular executive.

Given the Company’s performance in 2009 and the economic climate during 2009, the Compensation Committee did not believe that any of the Named Executive Officers merited a raise in his base salary, except increases to base salary for Mr. Beale in connection with his assumption of Chief Financial Officer responsibilities and Mr. Nielsen in connection with his promotion, each during 2009.

The Summary Compensation Table shows the 2009 base salary of Pier Antonio Costamagna being higher than his respective base salary in 2008. He is paid in euros, but his compensation reported in the Summary Compensation Table is reported in dollars based on the average currency exchange rate for each applicable year. The increase in base salary shown in the Summary Compensation Table is a result of exchange rate fluctuation rather than a change in compensation paid.

Bonus Compensation under 2006 Incentive Bonus Plan, 2009 Incentive Bonus Plan and 2009 Restricted Stock Plan

The 2006 Plan and the 2009 Plans are administered by the Compensation Committee, which has final decision-making authority over its implementation. Executive employees, including our Named Executive Officers, participate in the 2006

Plan and the 2009 Plans on the same terms as all other employees. The plan is dynamic enough to provide us with the framework to grant cash bonuses and/or grant restricted stock awards as bonus compensation. This flexibility allows us to provide a combination of short- and long-term incentives as we determine appropriate. The plan also emphasizes our commitment to stockholder value since profitability is the primary determinant of the bonus pool given to our employees.

The framework for this plan was originally conceived by Mariano Costamagna, our CEO, but was drafted and is administered by the Compensation Committee who has final decision-making authority over its implementation. The plan was approved by stockholders at our 2006 annual meeting. During 2009, the Company adopted the 2009 Incentive Bonus Plan and 2009 Restricted Stock Plan. The 2009 Plans were approved by shareholders at our 2009 annual meeting. No further awards of cash bonus or grants of stock will be made under the 2006 Incentive Bonus Plan. Through August 2009, all employees of the Company and its subsidiaries worldwide were eligible to participate in the 2006 Incentive Bonus Plan and since August 2009, all employees of the Company and its subsidiaries worldwide are eligible to participate in the 2009 Plans if they have been employed for at least the final six months of the applicable year and if they are employed by the Company or any of its subsidiaries on the date that awards are given. None of the Company’s employees (including the Named Executive Officers) are guaranteed a bonus. An eligible employee will only receive his or her bonus from the bonus pool for the year and, if applicable, as the Committee determines, that employee has successfully met his or her individual performance goals for that year. The Compensation Committee has not yet implemented the individual performance goal requirement for awards We believe the 2009 Plans enhance the Company’s compensation structure and strategy and encourage results-oriented actions on the part of all employees throughout the Company.

After the end of each year, the Company determines the size of the bonus pool for distribution to eligible employees. The awards to eligible employees will be distributed out of this bonus pool to all eligible employees if the Compensation Committee has not implemented the requirement of meeting individual performance goals or to those employees who have achieved their personal performance goals if the Compensation Committee has implemented that requirement. Also, if the Compensation Committee has implemented the individual performance goals, an eligible employee will not receive some or all of a bonus if he or she does not meet his or her performance goals. Bonuses can be paid in cash, in shares of time-vesting restricted stock or in a combination of the two, at the option of the Compensation Committee.

Bonus pools under each Plan were established for the BRC division and the IMPCO division. For 2008, the bonus pool for each division consisted of 5% for BRC and 10% for IMPCO of the net profits of that division. For 2009 the bonus pool for each division consisted of 0.2% of revenues for IMPCO and 0.1% for BRC, 0.8% of operating profits and 1.5% of net profits of both divisions. Employees of Fuel Systems, generally our US based accounting and finance staff, may be considered as part of either the BRC or IMPCO division. The bonus pool first is divided among reporting levels at each division. An individual employee’s bonus is determined upon the employee’s relative membership in his or her reporting level (based upon the percentage of his or her salary to the total salaries included in the employee’s reporting level ).

Based on net profits of each division in 2008, all of the Company’s eligible employees, including all Named Executive Officers other than our CEO, received bonuses in 2009 under the 2006 Plan based upon 2008 results. Based on the financial matrix for 2009, all of the Company’s eligible employees including the Named Executive Officers received bonuses in 2010 based upon 2009 results. The Compensation Committee determined the amount of individual awards based on recommendations from the CEO. The bonus pool was divided among the executive officers generally in proportion to the relative base salaries of those executive officers.

The Compensation Committee decided that for the 2010 bonus based upon 2009 results the total compensation amount for each senior executive officer of Fuel Systems or IMPCO located in the United States was paid in cash, to provide an immediate reward to employees. The Compensation Committee also decided that all BRC employees, including Mr. Pier Antonio Costamagna, should receive their awards in all cash due to the complications involved in granting stock awards to employees overseas.

The incentive compensation paid in 2009 under the 2006 Plan is included in the accompanying summary compensation table. The table below sets forth the cash and restricted stock that the Named Executive Officers received in 2009 for the Company performance in 2008 and the cash paid in 2010 for the Company performance in 2009:

	Awards under the 2009 Incentive Bonus Plan Awards paid in 2010 for 2009	Awards under the 2006 Incentive Bonus Plan Awards paid in 2009 for 2008
Name	Cash ($)	Cash ($)	Shares of Restricted Stock (#)
Mariano Costamagna	$79,848	$—	—
Matthew Beale	51,771	31,128	647
Roberto Olivo	35,365	3,249	557
Pier Antonio Costamagna	66,948	58,711	—
Richard Nielsen	2,815	2,862	490
Bill E. Larkin	—	26,148	543

All restricted stock grants contain a component that vests over time. One quarter of the total grant amount vested immediately. Each additional quarter vests on subsequent one-year anniversaries of the grant date. Until the stock vests, each recipient does not have the rights of a stockholder; he or she does not receive dividends and cannot vote those shares. Any stock that has not vested when the employee leaves the Company for any reason is forfeited.

If Fuel Systems merges with another company, has a change in control or undergoes a similar transaction and Fuel Systems is not the surviving company, all of our obligations under restricted stock awards that have been previously granted under the Plan shall be assumed by the surviving corporation on terms approved by the Compensation Committee.

Deferred Compensation Plan

Another manner in which we encourage our senior employees, including our Named Executive Officers, to align their interests with those of our stockholders is through participation in our deferred compensation plan which was amended effective January 1, 2008. Participation in the deferred compensation plan is limited to members of the Board of Directors and senior managers of Fuel Systems. All of our Named Executive Officers, other than Mr. Pier Antonio Costamagna, are eligible to participate in the deferred compensation plan, but none had elected to do so during 2009.

Other Benefits and Perquisites

We provide broad-based benefits and perquisites for our employees and their dependents, portions of which are paid for by the employee. Benefits include, among other things, life insurance, health insurance, dental insurance, vision insurance, 401(k) participation, dependent and healthcare reimbursement accounts, vacation time and holidays. The employee benefits for our Named Executive Officers are generally the same as those provided for our other salaried employees.

We maintain a retirement savings plan, or a 401(k) plan, for the benefit of our eligible employees, those who are at least 21 years old and paid from the United States. Currently, employees may elect to defer their compensation up to the statutorily prescribed limit. Our matching employee contributions are discretionary up to a limit of 100% of the first 3% of compensation contributed by employees each pay period. The company suspended the 401(k) match in March 2009. An employee’s interests in his or her deferrals are 100% vested when contributed. After two years of employment, the participant is 25% vested in the employer’s matching contributions. Each year thereafter, an additional 25% of the employer’s matching contributions vests, resulting in full vesting after five years of employment. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As such, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all contributions are deducible by us when made. [Of our Named Executive Officers, only Mr. Larkin participated in our 401(k) plan during 2008.]

We do provide some perquisites as additional benefits that are convenient for our executive officers when faced with the demands of their positions. For example, Mr. Larkin received an automobile allowance of $8,769 (which is an annual allowance of $12,000 prorated for the portion of the year that he was employed by us), and Messrs. Beale and Nielsen received an automobile allowance of $12,462 each in 2009.

Tax Issues

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits amounts that can be deducted for compensation paid to certain executives to $1.0 million unless certain requirements are met. No executive officer receives compensation in excess of $1.0 million, and therefore, all compensation amounts are deductible at present. The Compensation Committee will continue to monitor the applicability of Section 162(m) to our compensation program.

Amounts that are deferred or which become vested under our nonqualified deferred compensation programs (including our 2006 Incentive Bonus Plan) after December 31, 2004, are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established. Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty. We believe that our plans subject to Section 409A comply with Section 409A as permitted by the proposed regulations issued by the Internal Revenue Service.

Compensation upon Termination

Other than Mariano Costamagna and Mr. Larkin, our Named Executive Officers do not have specific severance arrangements for themselves.

Mariano Costamagna’s Severance Arrangements. The termination of employment provisions included in Mr. Costamagna’s amended and restated employment agreement signed in 2008 and effective January 1, 2009, were entered into not only to address competitive concerns originating from when he was originally recruited, but also as part of the negotiated terms of Fuel Systems’ acquisition of BRC, which was previously owned by Mr. Costamagna and his family members.

According to the terms of his employment agreement, if during the term of Mr. Costamagna’s employment we terminate his employment other than for “cause” or disability or if he resigns for “good reason,” we must pay him a severance payment of $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each annual anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with us, solicit our employees or interfere with our business during those four years following his termination. Accordingly, our right to terminate his employment without triggering this payment obligation is limited to circumstances in which we terminate him for “cause” such as if (1) he engages in gross negligence or willful misconduct, including but not limited to criminal conduct, that injures the reputation of the company or otherwise adversely affects the material interests of the company; (2) he continues to refuse to perform his substantial job functions after written notice; (3) he refuses to cooperate in any audit or investigation of the financial statements or business practices of the company; or (4) he fails to take corrective action to remedy any acts or omissions within twenty business days after written notice indicating that such failure to remedy such conduct is grounds for termination. Similarly, Mr. Costamagna may resign for “good reason” and claim the severance payment if, after having given the company written notice and an opportunity to cure the defect: (1) his title, duties, responsibilities or status are materially diminished, (2) his base salary is reduced, (3) there is a material adverse deviation from the company’s bonus determination policies, or (4) his responsibilities are delegated to another person such that his authority or overall level of responsibility within the company has been materially diminished.

If, following a change of control, we terminate Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the board of directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and the greater of (i) his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination. A change of control will be deemed to have occurred if a person or group of related people acquires enough of the company’s common stock to elect a majority of the board of directors of the company or if a person or group of people purchase all or substantially all of the company’s and its subsidiaries’ assets. If there were a change of control of the company while Mr. Costamagna was receiving severance payments in accordance with the previous paragraph, then Mr. Costamagna would forfeit his remaining severance payment installments, unless the Board specifically determines that they should paid. If the Board determines that Mr. Costamagna will not forfeit his remaining severance payments following a change of control, such remaining severance payments shall continue to be paid to Mr. Costamagna as described in the previous paragraph; provided that if the change of control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Costamagna shall be paid the remaining severance payments in a cash lump sum upon the occurrence of such change of control.

As a result of these provisions in his employment agreement, any decision on our part to terminate Mariano Costamagna, other than for cause or disability prior to December 31, 2012 would be extremely costly to us.

Bill Larkin’s Severance Arrangements. Mr. Larkin and the Company entered into a severance agreement at the time of his resignation as our Chief Financial Officer. As part of the agreement, Mr. Larkin received a severance payment of $130,000, accelerated vesting on his unvested restricted stock under the 2006 Incentive Bonus Plan and payment of health insurance premiums under COBRA for six months after his termination.

Treatment of Incentive Compensation Under the 2006 Incentive Bonus Plan and 2009 Plans. No employee is eligible to receive an incentive compensation award (in cash or restricted stock) if he or she is not employed by the Company on the date the awards are made. Therefore, even if one of our Named Executive Officers was eligible in all other respects to receive incentive compensation under the 2006 Incentive Bonus Plan and 2009 Plans (for example, he worked for a profitable division, he met his personal performance goals and was employed by the Company or one of its subsidiaries for at least the final six months of the fiscal year), he would not be entitled to any award unless he continued to be employed by the Company on the award grant date.

If any employee who has received a restricted stock award under the 2006 Incentive Bonus Plan and 2009 Plans leaves the Company for any reason, his or her restricted stock that remains unvested on the date of termination is forfeited.

Treatment of Stock Option Awards Under the 1993 Stock Option Plan for Non-Employee Directors. Mariano Costamagna received options to purchase shares of our common stock under this plan designed for non-employee directors before he became an executive officer of the Company. Under this plan, in the case of a recipient’s death, disability or retirement at age 62, the vesting of all options issued under this plan is fully accelerated if the recipient has been a director of the Company for four full years.

In addition, this plan gives the Board of Directors the authority to accelerate the vesting of all shares of stock in the event of the Company’s merger with another company or sale of all or substantially all of the Company’s assets. As of December 31, 2009, all of Mariano Costamagna’s options granted under this plan were fully vested, therefore the termination of Mr. Costamagna’s employment or a merger or sale of all or substantially all of the Company’s assets would have no effect on this portion of his compensation.

Treatment of Stock Option Awards. As of December 31, 2009, Messrs. Mariano Costamagna and Pier Antonio Costamagna were the only Named Executive Officers to have outstanding stock options. All of these executives’ stock options were fully vested, therefore the termination of either individual’s employment or a merger or sale of all or substantially all of the Company’s assets would have no effect on this portion of their compensation.

Conclusion

Our compensation policies are designed to retain and motivate our senior executive officers and to ultimately reward them for outstanding individual and corporate performance. We will continue to monitor these policies to gauge whether they are meeting our expectations and are willing to change them as necessary to accomplish our goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained herein with the management of the Company and, based on the review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

William J. Young
James W. Nall
Aldo Zanvercelli

The foregoing report of the Compensation Committee of the Board of Directors shall not be deemed to be soliciting material or to be filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, or incorporated by reference in any documents so filed.

Compensation Committee Interlocks and Insider Participation

Messrs. Nall, Young and Zanvercelli served as members of the Compensation Committee in 2009. None of these persons is or has been an officer or employee of the Company or any of its subsidiaries. In addition, there are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors who serve as executive officers of such entities.

Summary Compensation Table

The following table summarizes the compensation of our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Mariano Costamagna (Chief Executive Officer and Director)	2009	$513,241	$—		$—	$401	(2)	$513,642
	2008	360,000	98,853	(10)	28,086	159,956	(2)	646,895
	2007	360,000	135,551	(9)	296,940	144,692	(2)	937,183
Matthew Beale (President, Chief Financial Officer and Secretary)	2009	$323,846	$31,128	(11)	$7,046	$12,555	(3)	$374,575
	2008	226,154	22,566	(10)	10,937	12,090	(3)	271,747
	2007	153,461	—		—	78,850	(3)	232,311
Roberto Olivo (Chief Operational Officer)	2009	$233,347	$3,249		$6,066	$36	(4)	$242,698
	2008	225,016	16,170	(10)	30,039	19,819	(4)	291,044
Pier Antonio Costamagna (Director of Mechanical Engineering of MTM)(8)	2009	$418,187	$58,711	(11)	$—	$—		$476,898
	2008	441,402	8,843	(10)	—	132	(5)	450,377
	2007	411,222	11,128	(9)	—	—		422,350
Richard Nielsen (General Manager of IMPCO)	2009	$232,115	$2,862	(11)	$5,336	$63,582	(6)	$303,895
Bill E. Larkin (Former Chief Financial Officer)	2009	$155,077	$26,148	(11)	$5,913	$156,554	(7)	$343,692
	2008	194,077	14,107	(10)	11,458	31,009	(7)	250,651

(1)	The fair value of restricted stock grants is computed in accordance with FASB ASC 718. See Note 12 of the notes to the consolidated financial statements included within the Annual Report on Form 10-K for a discussion of the calculation of the fair value of these awards.
(2)	Of this amount for 2009, $401 represents life insurance premiums paid by the Company. Of this amount for 2008, $147,134 represents board fees for Mariano Costamagna’s service on MTM’s board (€100,000 converted into U.S. dollars based on the average interbank currency exchange rate for the year ended December 31, 2008), $7,357 represents board fees for Mr. Costamagna’s service on Zavoli’s board (€5,000 converted into U.S. dollars based on the average interbank currency exchange rate for the year ended December 31, 2008), $519 represents life insurance premiums paid by the Company and $4,946 represents the value of space that Mr. Costamagna uses in one of our facilities in which to store some of his personal automobiles. Of this amount for 2007, $137,074 represents board fees for Mariano Costamagna’s service on MTM’s board (€100,000 converted into U.S. dollars based on the average interbank currency exchange rate for the year ended December 31, 2007), $327 represents life insurance premiums paid by the Company, $3,427 represents board fees for Mr. Costamagna’s service on Zavoli’s board (€2,500 converted into U.S. dollars based on the average interbank currency exchange rate for the year ended December 31, 2007) and $3,864 represents the value of space that Mr. Costamagna uses in one of our facilities in which to store some of his personal automobiles.
(3)	Of this amount for 2009, $93 represents life insurance premiums paid by the Company and $12,462 represents an automobile allowance. Of this amount for 2008, $90 represents life insurance premiums paid by the Company and $12,000 represents an automobile allowance. Of this amount for 2007, $70,000 represents moving expenses paid by the Company to move Mr. Beale and his family to California from Italy, $81 represents life insurance premiums paid by the Company and $8,769 represents an automobile allowance.
(4)	Of this amount for 2009, $36 represents life insurance premiums paid by the Company. Of this amount for 2008, $7,596 represents 401(k) matching contributions paid by the Company, $223 represents life insurance premiums paid by the Company and $12,000 represents an automobile allowance.
(5)	This amount represents life insurance premiums paid by the Company.

(6)	Of this amount for 2009, $51,092 represents a cost of living adjustment for Mr. Nielsen’s relocation to California, $29 represents life insurance premiums paid by the Company and $12,461 represents an automobile allowance.
(7)	Of this amount for 2009, $130,000 represents severance paid as a result of Mr. Larkin’s resignation in September 2009, $1,281 represents 401(k) matching contributions paid by the Company, $107 represents life insurance premiums paid by the Company, $16,397 represents payment of unused vacation and $8,769 represents an automobile allowance. Of this amount for 2008, $6,807 represents 401(k) matching contributions paid by the Company, $87 represents life insurance premiums paid by the Company, $12,115 represents payment of unused vacation time and $12,000 represents an automobile allowance.
(8)	All amounts paid to Pier Antonio Costamagna were paid in euros and have been converted into U.S. dollars at the average interbank currency exchange rate for the year of the applicable year. Due to currency fluctuations from the end of 2007 to the end of 2008, the base salary of this executive appears to have risen, but the base salary he received in euros did not increase from 2007 to 2008.
(9)	This bonus was paid in 2007 for services rendered in 2006.
(10)	This bonus was paid in 2008 for services rendered in 2007.
(11)	This bonus was paid in 2009 for services rendered in 2008.

Employment Agreements with Named Executive Officers

Mariano Costamagna’s Employment Agreement

Mariano Costamagna, BRC’s co-founder, our Chief Executive Officer and a member of our Board of Directors, has entered into an employment agreement with us that is effective from January 1, 2009 until December 31, 2012. Under this agreement, Mr. Costamagna will continue to serve as the Company’s Chief Executive Officer until December 31, 2012. Mr. Costamagna’s annual base salary will be $145,000 paid in U.S. dollars plus €335,000 paid in Euros. Mr. Costamagna will also be eligible for consideration for an annual bonus under the Company’s 2009 Incentive Bonus Plan and 2009 Restricted Stock Bonus Plan and will be eligible to participate in other general employee benefits the Company maintains for its employees. Mr. Costamagna will not receive any other type of compensation as a director, officer, or by virtue of any other position with the Company or any of its subsidiaries.

We may, at our sole discretion, obtain a key person life insurance policy on Mr. Costamagna payable to us in an amount of not less than $20 million. In the event of Mr. Costamagna’s death while we have such an outstanding life insurance policy in effect for him, we must offer to repurchase up to $10 million of Fuel Systems common stock from Mr. Costamagna’s beneficiaries with the proceeds of the insurance policy.

If, during the term of Mr. Costamagna’s employment, we terminate his employment other than for “cause” or disability or if he resigns for “good reason,” we must pay him a severance payment of $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with the company, solicit its employees or interfere with its business during those four years following his termination. Accordingly, our right to terminate his employment without triggering this payment obligation is limited to circumstances in which we terminate him for “cause” such as if (1) he engages in gross negligence or willful misconduct, including but not limited to criminal conduct, that injures the reputation of the company or otherwise adversely affects the material interests of the company; (2) he continues to refuse to perform his substantial job functions after written notice; (3) he refuses to cooperate in any audit or investigation of the financial statements or business practices of the company; or (4) he fails to take corrective action to remedy any acts or omissions within twenty business days after written notice indicating that such failure to remedy such conduct is grounds for termination. Similarly, Mr. Costamagna may resign for “good reason” and claim the severance payment if, after having given the company written notice and an opportunity to cure the defect: (1) his title, duties, responsibilities or status are materially diminished, (2) his base salary is reduced, (3) there is a material adverse deviation from the company’s bonus determination policies, or (4) his responsibilities are delegated to another person such that his authority or overall level of responsibility within the company has been materially diminished. As a result of these provisions in his employment agreement, any decision on our part to terminate Mariano Costamagna, except for cause or disability, prior to December 31, 2012 would be extremely costly to us.

If, following a change of control, we terminate Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the board of directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and the greater of (i) his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination. A change of control will be deemed to have occurred if a person or group of related people acquires enough of the company’s common stock to elect a majority of the board of directors of the company or if a person or group of people purchase all or substantially all of the company’s and its subsidiaries’ assets. If there were a change of control of the company while Mr. Costamagna was receiving severance payments in accordance with the previous paragraph, then Mr. Costamagna would forfeit his remaining severance payment installments, unless the Board specifically determines that they should paid. If the Board determines that Mr. Costamagna will not forfeit his remaining severance payments following a change of control, such remaining severance payments shall continue to be paid to Mr. Costamagna as described in the previous paragraph; provided that if the change of control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Costamagna shall be paid the remaining severance payments in a cash lump sum upon the occurrence of such change of control.

If any benefit provided or to be provided to Mr. Costamagna would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties are incurred by him with respect to such excise tax, then Mr. Costamagna shall be entitled to receive an additional gross-up payment in an amount such that after payment by Mr. Costamagna of any excise tax (and all other income, employment, excise and other taxes that are imposed on the gross-up payment), Mr. Costamagna retains an amount of the gross-up payment equal to the sum of (A) the excise tax imposed upon any benefit provided or to be provided to Mr. Costamagna and (B) the product of any deductions disallowed because of the inclusion of the gross-up payment in Mr. Costamagna’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the gross-up payment is to be made.

Grants of Plan-Based Awards in 2009

The Company awarded cash and restricted stock grants under our 2006 Incentive Bonus Plan to five of the Named Executive Officers in 2009, as described below. The Company did not award any stock options during 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)(1)	Target (#)(2)
Mariano Costamagna	—	$—	—	$—
Matthew Beale	3/18/09	31,128	647	7,046
Roberto Olivo	3/18/09	3,249	557	6,066
Pier Antonio Costamagna	3/18/09	58,711	—	—
Richard Nielsen	3/18/09	2,862	490	5,336
Bill E. Larkin	3/18/09	26,148	543	5,913

(1)	The amounts shown in this column were awarded under our 2006 Incentive Bonus Plan and paid in a lump-sum on March 18, 2009. No future cash payments will be made with respect to this award.
(2)	These shares of restricted stock were granted on March 18, 2009 under our 2006 Incentive Bonus Plan. One quarter of the total vested immediately. An additional one quarter of the total grant vests on each of March 18, 2010, March 18, 2011 and March 18, 2012. The only condition to the vesting of the restricted stock is the Named Executive Officer’s continued employment with the Company.
(3)	The fair value of restricted stock grants is computed in accordance with FASB ASC 718. See Note 7 of the notes to the consolidated financial statements included elsewhere in this Annual Report on Form 10-K for a discussion of the calculation of the fair value of these awards.

Outstanding Equity Awards at Fiscal Year End 2009

The following table provides a summary of stock option and unvested restricted stock awards held by the Named Executive Officers that were outstanding as of December 31, 2009. All stock options held by the Named Executive Officers were exercisable as of December 31, 2009.

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)
Name	Exercisable
Mariano Costamagna	—	—	—	479	(1)	$19,754
	—	—	—	754	(2)	31,095
	10,000	$15.20	5/27/2013	—		—
	1,500	14.34	10/1/2013	—		—
	6,000	17.06	10/1/2013	—		—
	7,500	11.40	5/17/2014	—		—
Matthew Beale	—	—	—	294	(2)	12,125
				485	(3)	20,001
Roberto Olivo	—	—	—	807	(2)	33,281
				417	(3)	17,197
Pier Antonio Costamagna	10,000	6.12	5/27/2013	—		—
	10,000	11.40	5/17/2014	—		—
Richard Nielsen	—	—	—	96	(1)	3,959
				592	(2)	24,414
				367	(3)	15,135
Bill E. Larkin	—	—	—	—		—

(1)	These shares of restricted stock will vest on May 4, 2010.
(2)	These shares of restricted stock will vest in equal installments on May 6, 2010 and May 6, 2011.
(3)	These shares of restricted stock will vest in equal installments on March 18, 2010, March 18, 2011 and March 18, 2012.

Option Exercises and Stock Vested in 2009

The following table provides a summary of shares of restricted stock held by the Named Executive Officers that vested during 2009. None of the Named Executive Officers exercised options during 2009.

	Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mariano Costamagna	479	$8,148
	378	6,694
Matthew Beale	147	2,603
	162	1,764
Roberto Olivo	404	7,155
	140	1,525
Pier Antonio Costamagna	—	—
Richard Nielsen	95	1,616
	296	5,242
	123	1,339
Bill E. Larkin	462	14,339
	543	16,825

Pension Benefits

We do not have any pension plans.

Nonqualified Deferred Compensation in 2009

Our Named Executive Officers are eligible to participate in our deferred compensation plan. However, none of the Named Executive Officers elected to participate in this plan in 2009 or earlier. None of the Named Executive Officers withdrew any funds or received a distribution of any funds from the plan in 2009.

Potential Payments upon Termination or Change in Control

Other than Mr. Mariano Costamagna and Mr. Larkin, our Named Executive Officers do not have severance arrangements.

Mariano Costamagna’s Severance Arrangements. According to Mariano Costamagna’s employment agreement, if during the term of his employment we terminate his employment other than for “cause” or disability or if he resigns for “good reason,” we must pay him a severance payment equal to $5.0 million divided into five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each annual anniversary of termination); provided that Mr. Costamagna abides by certain covenants limiting his ability to compete with us, solicit our employees or interfere with our business during those four years following his termination.

If, following a change of control, we terminate Mr. Costamagna’s employment other than for “cause” or disability or if he resigns for “good reason,” then, unless the board of directors determines otherwise at the time of the change of control, his severance amount would no longer be $5.0 million but would instead be the product of 2.99 and the greater of (i) his salary at the time of termination or immediately before the change of control and (ii) the average annual cash bonus earned for the three full years preceding his termination. A change of control will be deemed to have occurred if a person or group of related people acquires enough of the company’s common stock to elect a majority of the board of directors of the company or if a person or group of people purchase all or substantially all of the company’s and its subsidiaries’ assets. If there were a change of control of the company while Mr. Costamagna was receiving severance payments in accordance with the previous paragraph, then Mr. Costamagna would forfeit his remaining severance payment installments, unless the Board specifically determines that they should paid. If the Board determines that Mr. Costamagna will not forfeit his remaining severance payments following a change of control, such remaining severance payments shall continue to be paid to Mr. Costamagna as described in the previous paragraph; provided that if the change of control is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, Mr. Costamagna shall be paid the remaining severance payments in a cash lump sum upon the occurrence of such change of control. If Mr. Costamanga’s employment with the Company had been terminated on December 31, 2009 immediately following the occurance of a change in control, he would have been entitled to a payment of $1,534,591, payable either in five equal installments (the first of which is due on the 60th day following termination with subsequent installments due on each annual anniversary of termination) or a lump sum on the 60th day following termination.

Bill Larkin’s Severance Arrangements. Mr. Larkin and the Company entered into a severance agreement at the time of his resignation as our Chief Financial Officer. As part of the agreement, Mr. Larkin received on September 15, 2009, his termination date, a severance payment of $130,000 accelerated vesting on his unvested restricted stock under the 2006 Incentive Bonus Plan and payment of health insurance premiums under COBRA for six months after his termination Treatment of Stock Option Awards. As of December 31, 2009, Messrs. Mariano Costamagna and Pier Antonio Costamagna were the only Named Executive Officers to have outstanding stock options. All of these executives’ stock options were fully vested, therefore the termination of either individual’s employment or a merger or sale of all or substantially all of the Company’s assets would have no effect on this portion of their compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Related Parties

Pursuant to our Code of Ethics (a copy of which may be found on our website, www.fuelsystemssolutions.com), all of our directors, officers and employees and those of our subsidiaries are required to disclose to our Board of Directors (for all directors and executive officers) or our human resources manager (for our other employees) any direct or indirect relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest between any of them, personally, and us or our subsidiaries. In approving or rejecting a proposed transaction, the disinterested members of our Board of Directors or our human resources manager, as applicable, will consider the facts and circumstances available and deemed relevant, including but not limited to, the risks, costs, and benefits to us, the terms of the transactions, the availability of other sources for comparable services or products, and, if applicable, the impact on director independence. The Board of Directors, without the involvement of an interested director, has developed procedures to periodically review and as necessary approve related party transactions with the entities owned in whole or in part by Mr. Costamagna and his family. After concluding their review, they will only approve those transactions that, in light of known circumstances, are in or are not inconsistent with, the Company’s interests, as they determine in good faith.

Family Relationships Among Executive Officers

Mariano Costamagna, our Chief Executive Officer and member of our Board of Directors, is the brother of Pier Antonio Costamagna, Managing Director of BRC and Director of Mechanical Engineering of MTM, wholly owned subsidiaries of Fuel Systems. Mariano Costamagna is also the brother-in-law of Margherita Piumatti, Human Resources Manager of MTM. Ms. Piumatti’s annual salary is approximately $116,000, using the average euro to U.S. dollar exchange rate for the year ended December 31, 2009. In addition, Pier Antonio Costamagna’s son, Marco Costamagna, is a director of our indirect subsidiaries WMTM, BRC Brasil S.A. and NGLOG Armazen Gerais Ltd.

MTM Loan

On December 23, 2004 we entered into the MTM loan pursuant to which we borrowed $22.0 million from MTM. The loan proceeds were used to retire all debts and related obligations we had incurred pursuant to an agreement with an unrelated third party. The MTM loan carries an interest rate equal to the three month EURIBOR plus 1.5% per annum, which totaled approximately 4.4% as of December 31, 2008. We repaid the MTM loan in full on January 22, 2009. As a result, Mariano and Pier Antonio Costamagna have cancelled their personal guarantees of the MTM loan and released us from our related pledge of BRC’s stock.

Transactions with Entities Owned or Controlled by the Costamagna Family

BRC, our wholly owned subsidiary, leases eight buildings in Italy from IMCOS Due S.r.L., a real estate investment company owned 100% by Messrs. Mariano Costamagna and Pier Antonio Costamagna and their families. A new lease with increased rental payments was entered into during 2009 for the three large buildings. The terms of the lease reflect the fair market value for the leased property based on a review conducted by the independent members of the Board of Directors. Total lease payments by BRC to IMCOS Due in 2009 were approximately $1.6 million based on the average exchange rate for the year ended December 31, 2009.

Mariano Costamagna and his immediate family own 100% of BR Co. S.r.L. The Company purchased approximately $40,000 of products from BR Co. S.r.L in 2009.

Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.r.L. The Company purchased approximately $0.7 million of products from Biemmedue. We purchase fixed assets and other mechanical components from Biemmedue. The sale to Biemmedue was a kit installation.

Mariano and Pier Antonio Costamagna and their family members own 100% of Biemmedue S.r.L. which owns 100% of A.R.S. Elettromeccanica. In 2009, the Company purchased approximately $2.2 million of products from A.R.S. Elettromeccanica. We purchase mechanical components from A.R.S. which are placed in our electronic devices.

Mariano Costamagna serves on the board of directors of MTM Hydro S.r.L. and together with his brother, Pier Antonio Costamagna, owns 46% of MTM Hydro. In late 2009 the Company entered into a two month lease with MTM Hydro for a small additional space. The Company purchased approximately $22,000 of products from MTM Hydro and also sold approximately $2,000 of products to MTM Hydro S.r.L in 2009. We purchase mechanical components which go into our conversion kits and are also placed in our electronic devices. Ningbo Topclean Mechanical Technology Co. Ltd is 100% owned by MTM Hydro S.r.L. The Company purchased approximately $0.3 million of products from Ningbo in 2009.

Mariano Costamagna serves on the board of directors of Europlast S.r.L. and together with his brother, Pier Antonio Costamagna, owns 40% of Europlast. In 2009, the Company purchased approximately $4.5 million of products from Europlast and also sold approximately $41,000 of products to Europlast. We purchase semi-manufactured mechanical components from Europlast which go into our mechanical and electronic products. Sales to Europlast consist of mechanical parts.

Mariano Costamagna serves on the board of directors of TCN S.r.L. and together with his brother, Pier Antonio Costamagna, owns 30% of TCN. The Company purchased approximately $4.8 million of products from TCN in 2009. We purchase semi-manufactured mechanical components from TCN which go into our mechanical products.

Mariano Costamagna serves on the board of directors of TCN Vd S.r.L. and together with his brother Pier Antonio Costamagna, owns 30% of TCN Vd. The Company purchased approximately $1.6 million of products from TCN Vd in 2009. We purchase semi-manufactured mechanical components from TCN Vd which go into our mechanical products.

Retention of a Director’s Law Firm

Marco Di Toro, a Director of Fuel Systems, is a partner in the law firm of Grosso, de Rienzo, Riscossa e Associati, which BRC has retained in connection with mergers and acquisitions transactions and general counseling and, as of December 31, 2009, BRC has paid Mr. Di Toro’s law firm approximately $113,000, based on the average exchange rate for the year ended December 31, 2009, for related fees and expenses incurred in 2009, all of which had been paid as of December 31, 2009.

ITEM 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the company’s independent accountants to serve until the next annual meeting. The Audit Committee appointed PricewaterhouseCoopers LLP as the sole principal independent registered public accountant for the Company on March 16, 2010. The Audit Committee considers PricewaterhouseCoopers LLP to be well qualified. Neither PricewaterhouseCoopers LLP nor any of its members has any relationship with the company nor any of its officers or directors, except in the firm’s capacity as our independent registered public accountants.

Although it is not required to do so, the Audit Committee is submitting its selection of the company’s independent accountants for ratification at our annual meeting in order to ascertain the views of stockholders regarding the selection. If the selection is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time if it feels that such a change would be in the company’s and its stockholders best interests.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting via teleconference, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Change in Independent Registered Public Accounting Firm

BDO Seidman, LLP audited the company’s financial statements as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004. The Company informed BDO Seidman, LLP of its dismissal as the Company’s independent registered public accountant on March 10, 2009.

The reports of BDO on the Company’s consolidated financial statements for the period ending December 31, 2008 contained no adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During 2008 and the subsequent interim period through the date of resignation, the company did not have any disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within 2008 or the subsequent interim period through the date of resignation.

During 2008 and the subsequent interim period through the date of engagement, the Company did not consult with or receive written or oral advice from PricewaterhouseCoopers LLP regarding any matter described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the company’s independent accountants to serve until the next annual meeting. The Audit Committee appointed PricewaterhouseCoopers LLP as the sole principal independent registered public accountant for the Company on March 10, 2009. The Audit Committee considers PricewaterhouseCoopers LLP to be well qualified. Neither PricewaterhouseCoopers, LLP nor any of its members has any relationship with the company nor any of its officers or directors, except in the firm’s capacity as our independent registered public accountants.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The Company’s stockholders ratified the appointment of BDO Seidman, LLP to serve as the Company’s independent registered public accountants for fiscal year 2008 at the 2007 annual meeting of stockholders. BDO Seidman, LLP audited the company’s financial statements as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004. The Company informed BDO Seidman, LLP of its dismissal as the Company’s independent registered public accountant on March 10, 2009.

The Company was billed the following fees by the independent registered accounting firm, PricewaterhouseCoopers LLP for 2009 and BDO Seidman, LLP for 2008:

	2009	2008
Audit fees (1)	$1,516,000	$1,519,000
Audit-related fees (2)	100,000	22,000
Tax fees (3)	21,000	5,000
All other fees (4)	134,000	—

Total fees	$1,771,000	$1,546,000

(1)	Audit Fees consist of the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual consolidated financial statements for 2009 and BDO Seidman for professional services rendered for the audit of our annual consolidated financial statements for 2008, including all necessary restatements of our historical consolidated financial statements in 2008, the audit of the effectiveness of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of the consolidated financial statements included in our quarterly reports on Form 10-Q for 2009 and 2008.
(2)	Audit-related Fees for 2009 consist of professional services performed by PricewaterhouseCoopers LLP for our Form S-3, Form S-3/A, and Form S-8 filings with the SEC and other non-recurring services. 2008 consists of audit-related fees billed by BDO Seidman for consents and Form S-3 filings with the SEC in 2008 and employee benefit plan audits in 2007.
(3)	Tax Fees consist of the aggregate fees billed by PricewaterhouseCoopers LLP and BDO Seidman for professional services rendered for tax preparation services and tax planning for 2009 and 2008, respectively.
(4)	All other fees - Other than the services described above under “Audit Fees”, “Audit Related Fees” and “Tax Fees,” in 2009 and 2008 includes professional services billed by PricewaterhouseCoopers LLP for statutory audits performed for certain foreign subsidiaries. There were no other services rendered by BDO Seidman in 2008.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The independent registered public accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services provided by PricewaterhouseCoopers LLP during 2009 and BDO Seidman during 2008 were approved by the Audit Committee under its pre-approval policies and procedures.

Recommendation of the Board of Directors

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP. The board of directors recommends a vote “FOR” this proposal.

ITEM 3. APPROVAL OF THE CONTINUATION OF THE STOCKHOLDER PROTECTION RIGHTS AGREEMENT

Background

Following approval by our Board of Directors on December 19, 2005 and June 21, 2006, the Company entered into a Stockholder Protection Rights Agreement (the “Rights Agreement”) with Mellon Investor Services LLC (formerly ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, as of June 27, 2006 and the Board provided for a dividend of one right (referred to as a “Right”) for each outstanding share of Common Stock. The Rights Agreement was set to expire on July 22, 2009. On July 21, 2009, following consideration by the Board of its options with respect to and the usefulness to the Company and its stockholders of the Rights Agreement, the Board approved the extension of the Rights Agreement and subsequently the Company and Mellon Investor Services LLC entered into Amendment No. 1 to the Rights Agreement to extend the expiration date of the Rights Agreement from July 22, 2009 to July 22, 2019. No other material changes were made to the Rights Agreement in the amendment.

The Rights Agreement discourages abusive or otherwise undesirable attempts to acquire control of the Company by making an acquisition of the Company that is not approved by the Board prohibitively expensive for the acquiror. This is accomplished, through operation of the Rights Agreement, by significantly diluting the acquiror’s stock interest in the Company and increasing the number of shares of Common Stock that would have to be acquired. Under the terms of the Rights Agreement, if an acquiror were to accumulate 15% or more of the Company’s Common Stock, each Right would entitle its holder to acquire, at an exercise price of $100.00, the number of newly issued shares of the Company’s Common Stock with a value equal to $200.00, or twice the exercise price. A more detailed description of the Rights and the Rights Agreement is set forth below under “Summary of the Rights and the Rights Agreement.”

The Decision to Put the Rights Agreement to a Stockholder Vote

In March 2010 the Board again reviewed the usefulness of the Rights Agreement to the Company and its stockholders. Based on that review, the Board is of the view that, while it believes that the Rights Agreement should continue in effect, stockholders of the Company should be offered the opportunity to make their own decision regarding the continuation of the Rights Agreement and therefore the Board, by a unanimous vote of the directors, decided to submit the continuation of the Rights Agreement to a vote of the Company’s stockholders.

If the holders of a majority of the shares of Common Stock present in person or by proxy at the annual meeting vote “FOR” the continuation of the Rights Agreement, the Rights Agreement will continue in effect in its current form. If the holders of a majority of the shares of Common Stock present in person or by proxy at the annual meeting vote “AGAINST” the continuation of the Rights Agreement, the Board will discontinue the Rights Agreement by amending the expiration date of the Rights Agreement to a date promptly after the annual meeting. The Rights Agreement will terminate on such amended expiration date. If the Rights Agreement is discontinued, the Board will still have the ability to adopt a new stockholder protection rights agreement at any time when it determines that a new agreement is in the best interests of the Company and its stockholders. The Board of Directors recommends a vote “FOR” this proposal to continue the Rights Agreement.

The Board of Directors of the Company has the authority, under Delaware law and the Company’s Certificate of Incorporation and Bylaws, to adopt and continue the Rights Agreement without a vote by stockholders. In fact, the Board, based on its recent review of the usefulness of the Rights Agreement, believes that the Rights Agreement should continue in effect. Nonetheless, as noted above, the Board is of the view that stockholders of the Company should be offered the opportunity to make their own decision about the Rights Agreement.

The Board’s Reasons for Adopting the Rights Agreement

The Board is committed to creating shareholder value. Under the right circumstances, stockholders may realize the greatest value by selling their stock to an acquiror of the Company. However, there is always a risk that a particular acquisition offer will not offer stockholders the best value or reflect the full long-term value of the Company. The Rights Agreement will ensure that any such offer is measured against the Board’s fully-informed opinion as to the true value of the Company. The Rights Agreement will not prevent a takeover, but it is designed to make it more likely that any such acquiror will negotiate with the Board, which is obligated to protect the interests of all of the stockholders.

An acquiror may structure its offer in such a way as to coerce stockholders into accepting an inadequate price for fear of receiving even less later. An example is the two-tier tender offer, which offers one price for the first 51% of the shares tendered and a lower or less desirable payment for the remaining 49%. Another example is the partial tender offer, pursuant to which the offeror wants to buy only a part of the Company, but a large enough part to gain effective control. In both of these cases, some stockholders will suffer. The Rights Agreement will allow the Board to require that any acquiror treat all stockholders equally and equitably.

An acquiror may accumulate a large block of the Company’s stock, without paying a premium, and may use that block to influence or control the affairs of the Company to the detriment of the other stockholders or to acquire the Company at an unfair price. The Rights Agreement will prevent anyone from utilizing this back-door method.

The Board of Directors is aware that arguments have been advanced that securities like the Rights may discourage legitimate acquisition proposals. The Board has considered these views and concluded that the Rights and the Rights Agreement represent a reasonable means of addressing the complex issues of corporate policy created by the risk of an unfair takeover attempt. Without the Rights Agreement, in the event of an unsolicited takeover attempt, the Board may not have sufficient time to act effectively to maximize the value of the stockholders’ investment.

The Board of Directors and management are not aware of any pending or presently threatened efforts to obtain control of the Company.

Summary of the Rights and the Rights Agreement

Pursuant to the terms of the Rights Agreement, the Rights will be exercisable on the business day after: (i) the tenth business day after the date on which a person or entity commences a tender or exchange offer the consummation of which would result in beneficial ownership by such person or entity of 15% or more of the Company’s Common Stock (an “Acquiring Person”), or (ii) the tenth business day after the first date on which the Company or an Acquiring Person publicly announces that a person or entity has become an Acquiring Person (the “Flip-in Date”). Each Right will entitle its holder to purchase, at an exercise price of $100.00 per Right (the “Exercise Price”), subject to adjustment, shares of the Common Stock with a value equal to twice the Exercise Price.

At the time the Company implemented the Rights Agreement, Mariano Costamagna and/or his affiliates owned in excess of 15% of the Company’s Common Stock. In order to ensure that existing stockholders did not trigger the issuance of Rights under the Rights Agreement, the definition of “Acquiring Person” does not include any person or entity which already owned 15% or more of the Company’s Common Stock as of the date of the Rights Agreement. The issuance of Rights under the Rights Agreement will be triggered only if such person or entity subsequently acquires beneficial ownership of additional shares of the Common Stock other than by means of a stock dividend or stock split. Notwithstanding the foregoing, to address the nature of Mariano Costamagna’s relationship with the Company, the Rights Agreement provides that any and all Common Stock acquired by Mariano Costamagna and/or his affiliates directly from the Company, a wholly-owned subsidiary of the Company, any Company employee stock ownership plan and/or other Company employee benefit plan will not be included in the beneficial ownership percentage calculation in the definition of “Acquiring Person.” Therefore, the acquisition of any additional shares of the Common Stock by Mariano Costamagna and/or his affiliates directly from the Company, a wholly-owned subsidiary of the Company, any Company employee stock ownership plan and/or other Company employee benefit plan will not trigger the issuance of Rights under the Rights Agreement. However, any acquisition of the Common Stock by Mariano Costamagna and/or his affiliates from any other person or entity will trigger the issuance of the Rights.

In the event that the Company enters into, consummates or permits to occur a transaction or series of transactions after a Flip-in Date in which, directly or indirectly, (i) the Company shall consolidate or merge or participate in a share exchange with any other entity if, at the time of the transaction or at the time the Company enters into an agreement with respect to such transaction, the Acquiring Person controls the Board of Directors of the Company and either (A) any term of or arrangement concerning the treatment of shares of capital stock in such transaction relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of the Common Stock or (B) the entity with which such transaction occurs is the Acquiring Person or its affiliate or associate; or (ii) the Company shall sell or otherwise transfer assets (A) aggregating more than 50% of the assets, or (B) generating more than 50% of the operating income or cash flow, of the Company and its subsidiaries to any other entity or to two or more such entities which are affiliated or otherwise acting in concert if, at the time the Company enters into an agreement with respect to such sale or transfer, the Acquiring Person controls the Board of Directors of the Company, the Rights Agreement permits the Company to enter into an agreement with respect to such transaction only if the Company has entered into a supplemental agreement with the acquiring entity providing that, upon consummation or occurrence of the transaction, (1) each Right will thereafter constitute the right to purchase, for an amount in cash equal to the Exercise Price, the number of shares of the acquiring entity’s common stock having an aggregate market value equal to twice the Exercise Price, and (2) the acquiring entity will thereafter be liable for and assume all the obligations and duties of the Company pursuant to the Rights Agreement.

The Board may, at its option, at any time prior to the close of business on the Flip-in Date, elect to redeem all (but not less than all) of the then outstanding Rights at the redemption price of $0.01. The right to exercise the Rights will thereafter terminate and each Right will represent only the right to receive the redemption price. The Company may choose to pay the redemption price either in cash or shares of Common Stock.

At any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50% of the outstanding shares of Common Stock, the Board may, at its option, elect to exchange all (but not less than all) of the then outstanding Rights for shares of Common Stock at an exchange ratio of one share of Common Stock per Right. The right to exercise the Rights will thereafter terminate and each Right will represent only the right to receive a share of Common Stock.

The Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of the Rights (i) prior to the close of business on the Flip-in Date, to make any change including to provide for the termination of the Rights without the payment of any redemption price, and (ii) after the close of business on the Flip-in Date, (A) to make any changes that the Company may deem necessary or desirable so long as such changes do not materially adversely affect the interests of the holders of the Rights or (B) to cure any ambiguity or to correct or supplement any inconsistent or defective provisions in the Rights Agreement.

The Rights will expire on the earliest of (i) the date on which the Board exchanges all of the outstanding Rights for shares of Common Stock as described above, (ii) the close of business on July 22, 2019, (iii) the date on which the Rights are redeemed by the Board as described above, and (iv) immediately prior to the effective time of a consolidation, merger or share exchange of the Company (A) into another corporation or (B) with another corporation in which the Company is the surviving corporation but Common Stock is converted into cash and/or securities of another corporation, in either case pursuant to an agreement entered into by the Company prior to the first date on which the Company or an Acquiring Person publicly announces that a person or entity has become an Acquiring Person.

The complete text of the Rights Agreement and Amendment No. 1 to the Rights Agreement can be found on the Securities and Exchange Commission’s website at http://www.sec.gov.

Certain Effects of the Rights Agreement and the Rights

The Rights Agreement will make it more likely that any party interested in acquiring the Company will approach and negotiate with the Board of Directors. The Rights Agreement will give the Board the time to evaluate any such offer to determine if it is fair and reflects the full value of the Company. If an offer is not satisfactory, the Rights Agreement will give the Board the time and opportunity to seek other, better offers or to negotiate for an improvement of the original offer.

The Rights Agreement is not intended to prevent, and should not prevent, properly priced, fair offers for all of the Company’s shares. Nor should it prevent proxy contests for control of, or seats on, the Board of Directors.

The Rights Agreement will not relieve the Board of its fiduciary obligation to consider in good faith any proposal to acquire the Company, nor does it allow the Board to act against the stockholders’ interests for the purpose of entrenching management. The law requires the Board to make all decisions in good faith and act in the best interest of all of the Company’s stockholders. The Board, in accordance with its fiduciary obligations and the law, will represent all of the stockholders when and if a decision is to be made in the context of a particular proposal.

The Rights Agreement is intended by the Board of Directors to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms’ length negotiations with the Company’s management and the Board of Directors. However, the Rights Agreement could also have the anti-takeover effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. In particular, the Rights Agreement may discourage a party from seeking to acquire the Company on account of the substantial dilution to which an acquiror is potentially exposed in the event the Board of Directors of the Company does not redeem the Rights.

In addition, since the Rights Agreement is designed to discourage accumulations of large blocks of the Company’s stock by purchasers whose objective is to have such stock repurchased by the Company or a third party at a premium, adoption of the Rights Agreement could tend to reduce temporary fluctuations in the market price of the Company’s stock which are caused by accumulations of large blocks of stock. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily high market price. Takeovers or changes in management of the Company that are proposed and effected without prior consultation and negotiation with the Company’s management are not necessarily detrimental to the Company and its stockholders. However, the Board believes that the benefits of protecting the Board’s ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure the Company outweigh the disadvantages of discouraging such proposals.

Other Provisions Potentially Affecting a Change in Control of the Company

Apart from the Rights Agreement, provisions in the Company’s Certificate of Incorporation and Bylaws may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that our management and Board of Directors oppose. The Company has a staggered board of directors, which makes it difficult for stockholders to change the composition of the Board of Directors in any one year. In addition, the directors may be removed by the Company’s stockholders only for cause upon the affirmative approval of at least 80 percent of the outstanding shares of Common Stock entitled to vote generally in the election of directors, which makes it difficult for any minority stockholder to cause the removal and appointment of directors. No stockholder action may be taken by written consent, unanimous or otherwise, in lieu of a stockholder meeting, and any alteration, amendment or repeal of such provision requires the approval of at least 80 percent of the Common Stock entitled to vote generally in the election of directors, which requires a stockholder that might desire to participate or solicit stockholder action to expend the time and money to attend a stockholder meeting at which a quorum is present. Stockholders of the Company have no cumulative voting rights.

Pursuant to our Certificate of Incorporation, the Company expressly opts out of the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which preclude an “interested stockholder” from engaging in a “business combination” with the Company without prior board approval for a period of three years after such stockholder became an interested stockholder, subject to limited exceptions.

The anti-takeover provisions described above could substantially impede the ability of stockholders to benefit from a change in control or to change our management and Board of Directors. The Board has considered these provisions in adopting the Rights Agreement and concluded that the Rights would provide the Board with an important instrument to protect against abusive takeover tactics and to maximize the future value of the Company’s stock. At present, the Board has no intention to propose other anti-takeover measures in the near future.

Recommendation of the Board of Directors

If holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting vote “AGAINST” this proposal to continue the Rights Agreement, the Board will terminate the Rights Agreement by amending the expiration date of the Rights Agreement to a date promptly after the annual meeting. The Board of Directors recommends a vote “FOR” this proposal to continue the Rights Agreement. Abstentions are considered votes cast and have the same effect as votes cast “AGAINST” this proposal. Broker non-votes are not considered votes cast and will not affect the outcome of the vote.

ITEM 4—OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the 2010 annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

STOCK PERFORMANCE GRAPH

The chart below provides a comparison of the cumulative total stockholder return on our common stock with that of a broad equity market index and either a published industry index or a peer group index.

The graph below compares the cumulative total stockholder return on our common stock since December 31, 2004 measured at the end of each fiscal year with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Transportation Index over the same period (assuming the investment of $100 and reinvestment of all dividends).

	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
Fuel Systems	100.00	68.34	146.23	94.64	216.95	273.11
Nasdaq Composite Index	100.00	101.37	111.03	121.92	72.49	104.31
Nasdaq Transportation Index	100.00	109.36	115.83	119.91	84.53	87.52

HOW YOU CAN SUBMIT PROPOSALS FOR OUR NEXT PROXY STATEMENT

We expect to hold our 2011 annual meeting of stockholders during the spring of 2011. Once the date for our 2011 annual meeting has been set, we will inform our stockholders through a filing with the SEC. Proposals of shareholders which are eligible under the rules of the SEC to be included in our year 2011 proxy materials must be received by our Secretary no later than January     , 2011.

If we change our 2011 Annual Meeting date to a date more than 30 days from the date of our 2010 Annual Meeting, then the deadline referred to in the preceding paragraph will be changed to a reasonable time before we begin to print and mail our proxy materials. If change the date of its 2011 Annual Meeting in a manner that alters the deadline, we will inform our stockholders through a filing with the SEC.

In addition, according to the terms of our bylaws, any nominations for director at next year’s annual meeting or any other business to be properly brought before the annual meeting by a stockholder should be officially submitted to the Company between              and             . Any proposals or director nominations that are received in accordance with our bylaws but are not included in the proxy statement for the 2011 annual meeting may be voted on by the proxy holders at that meeting in their discretion.

All proposals should be submitted by certified mail, return receipt requested. A stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders should request a copy of our bylaws from our Secretary in order to conform to the requirements set forth in those bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public at the SEC’s website at www.sec.gov or on our website at www.fuelsystemssolutions.com. You may read and copy any document we file with the SEC at the SEC’s facilities located at 100 F Street N.E. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference rooms.

You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information. This proxy statement is dated as of the date listed on the cover page. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

FUEL SYSTEMS SOLUTIONS, INC.

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▼ FOLD AND DETACH HERE ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED BY THE STOCKHOLDER DELIVERING IT PRIOR TO ITS EXERCISE BY FILING WITH THE CORPORATE SECRETARY OF FUEL SYSTEMS AN INSTRUMENT REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY APPEARING AND VOTING IN PERSON AT THE MEETING.	Please mark your votes as indicated in this example	☒

1.	ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
	To elect two members of our board of directors: Nominees: 01 Marco Di Toro 02 James W. Nall	☐	☐	☐	2.	APPOINTMENT OF AUDITORS. To ratify the Audit Committee’s appointment of PriceWaterhouseCoopers LLP as our independent auditors the fiscal year 2010.	☐	☐	☐
					3.	To Approve the Continuation of the Stockholders Rights Agreement.	☐	☐	☐
					4.	OTHER BUSINESS. To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

______________________________________________

Will Attend Meeting	☐		YES

	Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Fuel Systems Solutions, Inc. account online.

Access your Fuel Systems Solutions, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Fuel Systems Solutions, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, 10K and Annual Report to Shareholders are available at: http://phx.corporate-ir.net/staging/phoenix.zhtml?c=109507&p=proxy

▼ FOLD AND DETACH HERE ▼

PROXY

FUEL SYSTEMS SOLUTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS MAY 19, 2010

The undersigned stockholder of Fuel Systems Solutions, Inc. (“Fuel Systems”) hereby nominates, constitutes and appoints Mariano Costamagna and Matthew Beale, and each of them, the attorney, agent, and proxy of the undersigned, with full powers of substitution, to vote all stock of Fuel Systems which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Fuel Systems to be held at the offices of Day Pitney LLP, 7 Times Square, 20th Floor, New York, NY 10036, on May 19, 2010, at 9:30 a.m. and at any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present there at, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “FOR” THE ELECTION OF DIRECTORS, “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AND “FOR” THE APPROVAL OF THE CONTINUATION OF THE SHAREHOLDER RIGHTS PLAN. THE PROXY CONFERS AUTHORITY AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, UNLESS CONTRARY INSTRUCTIONS ARE INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS IN ALL OTHER MATTERS, IF ANY, PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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